Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

— First quarter revenue consistent at $121.9 — Gross Merchandise Volume (GMV) consistent at $234.4 - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $20.0 million down 17% — Adjusted EPS of $0.32 down 22%

WASHINGTON — February 7, 2014 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its first quarter of fiscal year 2014 (Q1-14) ended December 31, 2013.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q1-14 revenue of $121.9 million, consistent with the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q1-14 was $20.0 million, a decrease of approximately 17% from the prior year’s comparable period.  Q1-14 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $234.4 million, consistent with the prior year’s comparable period.

Net income in Q1-14 was $7.1 million or $0.22 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q1-14 was $10.4 million or $0.32 adjusted diluted earnings per share based on 32.7 million fully diluted shares outstanding, a decrease of approximately 24% and 22%, respectively, from the prior year’s comparable period.

“Liquidity Services generated better than expected financial results in Q1-FY14 driven by strong topline performance in our retail supply chain and municipal government businesses. Our retail supply chain business saw sequential growth in GMV as we helped more OEM and retail clients create strategic value in the secondary market for consumer goods through our marketplace channels and service offering. These results were partially offset by a sharp decline in our DoD Surplus business due to changing property mix which has impacted margins,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “During the quarter, we continued to expand our GovDeals municipal government business in both the U.S. and Canada driven by agencies’ desire for more transparency, convenience and value in the sale of surplus assets. We also continued to invest in extending our technology platform, buyer liquidity and marketplace data with existing and new clients to unlock new opportunities during the quarter as our clients seek greater strategic value from the reverse supply chain.  We believe our continued investment in innovation and strong client service positions us well to drive long term shareholder value.”

“As previously announced, we are pleased to continue to provide services to the U.S. Department of Defense (DoD) following the recent award of a sole source follow-on contract that extends the performance period of our Surplus contract by a base term of 10 months with two one-month option periods, resulting in a February 2015 expiry assuming the exercise of all options.  The mix of property under the DoD Surplus contract has shifted to a higher volume of lower value, smaller size items, requiring us to rent more space, incur higher transportation and handling costs, and increase our staff size.  We continue to provide a high level of service to our DoD client and plan to participate in the RFP process which is scheduled to conclude in April based on the DoD’s current schedule,” said Mr. Angrick.

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Business Outlook

While general economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment.  The retail vertical of our business has seen significant changes in consumer spending habits in certain categories, such as electronics, which has been affected by increases in payroll taxes, continued high unemployment, and reduced innovation in the sector resulting in decreased spending.  Additionally, we plan to increase our investment in technology infrastructure and innovation for our proprietary e-commerce marketplaces to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2014:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;

(iv)                              continued product flows under the DoD Surplus contract under the existing terms;

(v)                                 an effective income tax rate of 40%; and

(vi)                              improved operations and service levels in our retail goods marketplaces.

Our DoD Scrap Contract includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2014 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2014 to range from $1.0 billion to $1.075 billion, which is unchanged.  We expect GMV for Q2-14 to range from $220 million to $240 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2014 to range from $100 million to $108 million, which is unchanged.  We expect Adjusted EBITDA for Q2-14 to range from $20.0 million to $23.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2014 to range from $1.60 to $1.76, which is unchanged.  In Q2-14, we estimate Adjusted Earnings Per Diluted Share to be $0.33 to $0.37.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.9 million, and that we will not repurchase shares with the approximately $31.0 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million per quarter for fiscal year 2014.  These stock based compensation costs are consistent with fiscal year 2013.

The Company’s Board of Directors approved the repurchase of up to $50.0 million under the share repurchase program.

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Key Q1-14 Operating Metrics

Registered Buyers — At the end of Q1-14, registered buyers totaled approximately 2,471,000, representing a 10% increase over the approximately 2,240,000 registered buyers at the end of Q1-13.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 603,000 in Q1-14, an approximately 7% increase over the approximately 566,000 auction participants in Q1-13.

Completed Transactions — Completed transactions were consistent at approximately 129,000 for Q1-14 and Q1-13.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-14	Q1-13
Profit-Sharing Model:
Scrap Contract	8.3%	6.6%
Total Profit Sharing	8.3%	6.6%
Consignment Model:
GovDeals	16.4%	12.6%
Commercial	44.3%	45.0%
Total Consignment	60.7%	57.6%
Purchase Model:
Commercial	18.3%	21.4%
Surplus Contract	12.7%	14.4%
Total Purchase	31.0%	35.8%

Total	100.0%	100.0%

Revenue Mix

	Q1-14	Q1-13
Profit-Sharing Model:
Scrap Contract	16.0%	12.5%
Total Profit Sharing	16.0%	12.5%
Consignment Model:
GovDeals	3.2%	2.4%
Commercial	13.7%	12.3%
Total Consignment	16.9%	14.7%
Purchase Model:
Commercial	36.1%	42.9%
Surplus Contract	24.5%	27.5%
Total Purchase	60.6%	70.4%

Other	6.5%	2.4%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other (income) expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended December 31,
	2013	2012
	(In thousands)
	(Unaudited)
Net income	$7,093	$6,709
Interest expense and other (income) expense, net	21	(924)
Provision for income taxes	4,729	4,472
Amortization of contract intangibles	2,407	2,210
Depreciation and amortization	2,004	1,987

EBITDA	16,254	14,454
Stock compensation expense	3,659	4,367
Acquisition costs	95	5,376

Adjusted EBITDA	$20,008	$24,197

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2013	2012
	(Dollars in thousands, except per share data)
	(Unaudited)
Net income	$7,093	$6,709
Stock compensation expense (net of tax)	2,195	2,620
Amortization of contract intangibles (net of tax)	1,090	1,090
Acquisition costs (net of tax)	57	3,226

Adjusted net income	$10,435	$13,645

Adjusted basic earnings per common share	$0.32	$0.43

Adjusted diluted earnings per common share	$0.32	$0.41

Basic weighted average shares outstanding	32,143,064	31,482,853

Diluted weighted average shares outstanding	32,658,070	33,054,264

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Conference Call

The Company will host a conference call to discuss the first quarter 2014 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-515-2909 or 617-399-5123 and providing the participant pass code 62519518. A live web cast of the conference call will be provided on the Company’s investor relations website at www.liquidityservices.com/investors. An archive of the web cast will be available on the Company’s website until March 7, 2014 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until March 7, 2014 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 44635766. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA and Go-Industry, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.3 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservices.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2013	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$101,491	$95,109
Accounts receivable, net of allowance for doubtful accounts of $834 and $891 at December 31, 2013 and September 30, 2013, respectively	28,567	24,050
Inventory	35,771	29,261
Prepaid and deferred taxes	10,858	11,243
Prepaid expenses and other current assets	4,632	4,802
Total current assets	181,319	164,465
Property and equipment, net	11,620	10,380
Intangible assets, net	25,232	28,205
Goodwill	211,562	211,711
Other assets	6,846	6,583
Total assets	$436,579	$421,344
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,589	$16,539
Accrued expenses and other current liabilities	32,144	34,825
Profit-sharing distributions payable	4,474	4,315
Customer payables	29,737	29,497
Total current liabilities	86,944	85,176
Acquisition earn out payables	18,479	18,390
Deferred taxes and other long-term liabilities	2,703	2,899
Total liabilities	108,126	106,465
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 32,200,409 shares issued and outstanding at December 31, 2013; 31,811,764 shares issued and outstanding at September 30, 2013	31	31
Additional paid-in capital	213,871	206,861
Accumulated other comprehensive (loss) income	(11)	518
Retained earnings	114,562	107,469
Total stockholders’ equity	328,453	314,879
Total liabilities and stockholders’ equity	$436,579	$421,344

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,
	2013	2012

Revenue	$93,470	$104,261
Fee revenue	28,478	17,944
Total revenue	121,948	122,205

Costs and expenses:
Cost of goods sold (excluding amortization)	47,710	47,122
Profit-sharing distributions	10,130	8,410
Technology and operations	25,621	22,547
Sales and marketing	9,831	10,328
General and administrative	12,307	13,968
Amortization of contract intangibles	2,407	2,210
Depreciation and amortization	2,004	1,987
Acquisition costs	95	5,376

Total costs and expenses	110,105	111,948

Income from operations	11,843	10,257
Interest expense and other (income) expense, net	21	(924)

Income before provision for income taxes	11,822	11,181
Provision for income taxes	4,729	4,472

Net income	$7,093	$6,709
Basic earnings per common share	$0.22	$0.21
Diluted earnings per common share	$0.22	$0.20

Basic weighted average shares outstanding	32,143,064	31,482,853
Diluted weighted average shares outstanding	32,658,070	33,054,264

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2013	2012
Operating activities
Net income	$7,093	$6,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,411	4,197
Gain on early extinguishment of debt	—	(1,000)
Stock compensation expense	3,659	4,367
Provision (benefit) for inventory allowance	291	(733)
Provision for doubtful accounts	(57)	(121)
Incremental tax benefit from exercise of common stock options	(2,882)	(5,005)
Changes in operating assets and liabilities:
Accounts receivable	(4,460)	(3,177)
Inventory	(6,801)	(512)
Prepaid expenses and other assets	3,175	1,541
Accounts payable	4,050	1,345
Accrued expenses and other	(2,681)	(4,976)
Profit-sharing distributions payable	159	(533)
Customer payables	239	842
Acquisition earn out payables	89	(4,118)
Other liabilities	(1,343)	967
Net cash provided by (used in) operating activities	4,942	(207)
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	—	(14,684)
Purchases of property and equipment	(2,678)	(1,897)
Net cash used in investing activities	(2,678)	(16,581)
Financing activities
Repayment of notes payable	—	(39,000)
Payment of acquisition contingent liabilities	—	(8,185)
Proceeds from exercise of common stock options (net of tax)	469	209
Incremental tax benefit from exercise of common stock options	2,882	5,005
Net cash provided by (used in) financing activities	3,351	(41,971)
Effect of exchange rate differences on cash and cash equivalents	767	(131)
Net increase (decrease) in cash and cash equivalents	6,382	(58,890)
Cash and cash equivalents at beginning of period	95,109	104,782
Cash and cash equivalents at end of period	$101,491	$45,892
Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,461	$94
Cash paid for interest	—	2,011
Contingent purchase price accrued	—	23,146